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                                                                     EXHIBIT 5.1
                       [LETTERHEAD OF COOLEY GODWARD LLP]

April 19, 2002

Peet's Coffee & Tea, Inc.
1400 Park Avenue
Emeryville, California 94608



Ladies and Gentlemen:


You have requested our opinion with respect to certain matters in connection with the filing by Peet's Coffee & Tea, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the underwritten public offering of up to an additional 575,000 shares of common stock, including up to 475,000 shares to be sold by the Company (the "Company Shares"), 75,000 shares for which the Underwriters have been granted an over-allotment option, and up to 100,000 shares to be sold by the selling shareholders (the "Selling Shareholder
Shares") (collectively, the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company. Our opinion is expressed only with respect to the laws of the State of Washington.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Shareholder Shares are, and the Company Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be, validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By: /s/ Kenneth L. Guernsey
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Kenneth L. Guernsey